UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  ------------

                                 SCHEDULE 13G/A

                    Under the Securities Exchange Act of 1934

                                (Amendment No. 5)

                                   Bunzl Plc.
--------------------------------------------------------------------------------
                                (Name of issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of class of securities)

                                   1207383076
--------------------------------------------------------------------------------
                                 (CUSIP number)

                                December 31, 1999
--------------------------------------------------------------------------------
             (Date of Event which requires filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this schedule is filed:

                               | | Rule 13d-1 (b)
                               |X| Rule 13d-1 (c)
                               | | Rule 13d-1 (d)

---------------------------------
      CUSIP No. 1207383076                     13G
---------------------------------



-------- -----------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Deutsche Bank A.G.
-------- -----------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) |_|
                                                                       (b) |_|
-------- -----------------------------------------------------------------------
3        SEC USE ONLY

-------- -----------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         Federal Republic of Germany
---------------------------- ------ --------------------------------------------
NUMBER OF SHARES             5      SOLE VOTING POWER
                                    0
                             ------ --------------------------------------------
BENEFICIALLY OWNED BY               SHARED VOTING POWER
                             6      65,140,733
                             ------ --------------------------------------------
EACH REPORTING                      SOLE DISPOSITIVE POWER
                             7      0
                             ------ --------------------------------------------
PERSON WITH                         SHARED DISPOSITIVE POWER
                             8      69,201,800
-------- -----------------------------------------------------------------------
 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         69,201,800*
-------- -----------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                                      |_|
-------- -----------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         15.1%**
-------- -----------------------------------------------------------------------
12       TYPE OF REPORTING PERSON

         HC, BK, CO
-------- -----------------------------------------------------------------------


* Included in this figure are the securities reported by Deutsche Asset Management Group Limited and Deutsche Asset Management Limited on the following cover pages.

** Included in this percentage are the percentages of securities reported by Deutsche Asset Management Group Limited and Deutsche Asset Management Limited on the following cover pages.

---------------------------------
      CUSIP No. 1207383076                     13G
---------------------------------



-------- -----------------------------------------------------------------------
   1     NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Deutsche Asset Management Group Limited (f/k/a Morgan Grenfell
         Asset Management Limited)
-------- -----------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) |_|
                                                                         (b) |_|
-------- -----------------------------------------------------------------------
   3     SEC USE ONLY

-------- -----------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         England and Wales
------------------------------ ------- -----------------------------------------
NUMBER OF SHARES                 5     SOLE VOTING POWER
                                       0
                               ------- -----------------------------------------
BENEFICIALLY OWNED BY                  SHARED VOTING POWER
                                 6     65,010,396
                               ------ ------------------------------------------
EACH                                  SOLE DISPOSITIVE POWER
REPORTING                        7    0
                               ------ ------------------------------------------
PERSON WITH                           SHARED DISPOSITIVE POWER
                                 8    69,071,463
-------- -----------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         69,071,463*
-------- -----------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                                      |_|
-------- -----------------------------------------------------------------------
  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         15.1%**
-------- -----------------------------------------------------------------------
  12     TYPE OF REPORTING PERSON

         HC
-------- -----------------------------------------------------------------------


* Included in this figure are the securities reported by Deutsche Asset Management Limited on the following cover page.

** Included in this percentage is the percentage of securities reported by Deutsche Asset Management Limited on the following cover page.

---------------------------------
      CUSIP No. 1207383076                     13G
---------------------------------



-------- -----------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Deutsche Asset Management Limited (f/k/a/ Morgan Grenfell
         Investment Management Limited)
-------- -----------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) |_|
                                                                         (b) |_|
-------- -----------------------------------------------------------------------
3        SEC USE ONLY

-------- -----------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         England and Wales
---------------------------- ------ --------------------------------------------
NUMBER OF SHARES             5      SOLE VOTING POWER
                                    0
                             ------ --------------------------------------------
BENEFICIALLY OWNED BY               SHARED VOTING POWER
                             6      63,856,830
                             ------ --------------------------------------------
EACH REPORTING                      SOLE DISPOSITIVE POWER
                             7      0
                             ------ --------------------------------------------
PERSON WITH                         SHARED DISPOSITIVE POWER
                             8      67,917,897
-------- -----------------------------------------------------------------------
 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         67,917,897
-------- -----------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                                      |_|
-------- -----------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         14.9%
-------- -----------------------------------------------------------------------
12       TYPE OF REPORTING PERSON

         IA
-------- -----------------------------------------------------------------------

Item 1(a).          Name of Issuer:

                    Bunzl Plc.(the "Issuer")

Item 1(b).          Address of Issuer's Principal Executive Offices:

                    The address of the Issuer's principal executive offices is 110 Park Street, London, W1Y 3RB, United Kingdom.

Item 2(a).          Name of Person Filing:

                    This statement is filed on behalf of Deutsche Bank AG ("DBAG"), Deutsche Asset Management Group Limited ("DAMG") and Deutsche Asset Management Limited ("DAML" and, together with DBAG and DAMG, the "Reporting Persons"). This Schedule 13G/A is being filed pursuant to Rule 13d-2(b).

Item 2(b).          Address of Principal Business Office or, if none, Residence:

                    The principal place of business of DBAG is Taunusanlage 12, D-60325, Frankfurt am Main, Federal Republic of Germany.

                    The principal place of business of DAMG is 20 Finsbury Circus, London, EC2M 1NB, England.

                    The principal place of business of DAML is 20 Finsbury Circus, London, EC2M 1NB, England.

Item 2(c).          Citizenship:

                    The citizenship of each of the Reporting Persons is set forth on the applicable cover page.

Item 2(d).          Title of Class of Securities:

                    The title of the securities is common stock, which also includes securities held in the form of American Depository Receipts (the "Common Stock").

Item 2(e).          CUSIP Number:

                    The CUSIP number of the Common Stock is set forth on each cover page.

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

                    (a) |_| Broker or dealer registered under section 15 of the Act;

                    (b) |_|   Bank as defined in section 3(a)(6) of the Act;

                    (c) |_| Insurance Company as defined in section 3(a)(19) of the Act;

                    (d) |_| Investment Company registered under section 8 of the Investment Company Act of 1940;

                    (e) |_| An investment adviser in accordance with Rule 13d-1 (b)(1)(ii)(E);

                    (f) |_| An employee benefit plan, or endowment fund in accordance with Rule 13d-1 (b)(1)(ii)(F);

                    (g) |_| A parent holding company or control person in accordance with Rule 13d-1 (b)(1)(ii)(G);

                    (h) |_| A savings association as defined in section 3(b) of the Federal Deposit Insurance Act;

                    (i) |_| A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940;

                    (j) |_|   Group,    in    accordance    with   Rule    13d-1
                              (b)(1)(ii)(J).

                    If this statement is filed pursuant to Rule 13d-1 (c), check this box. |X|

Item 4.             Ownership.

                    (a)  Amount beneficially owned:

                         Each of the  Reporting  Persons  owns the amount of the
                    Common Stock as set forth on the applicable cover page.

                    (b)  Percent of class:

                         Each of the  Reporting  Persons owns the  percentage of
                    the Common Stock as set forth on the applicable cover page.

                    (c)  Number of shares as to which such person has:

                         (i)  sole power to vote or to direct the vote:

                              Each of the  Reporting  Persons has the sole power
                         to vote or direct the vote of the Common Stock as set forth on the applicable cover page.

                         (ii) shared power to vote or to direct the vote:

                              Each of the Reporting Persons has the shared power
                         to vote or direct the vote of the Common Stock as set forth on the applicable cover page.

                        (iii) sole power to dispose or to direct the dis-position of:

                              Each of the  Reporting  Persons has the sole power
                         to dispose or direct the disposition of the Common Stock as set forth on the applicable cover page.

                          (iv) shared  power   to  dispose  or  to  direct   the
                        disposition of:

                              Each of the Reporting Persons has the shared power
                         to dispose or direct the disposition of the Common Stock as set forth on the applicable cover page.

Item 5.             Ownership of Five Percent or Less of a Class.

                    Not applicable.

Item 6.             Ownership of More  than  Five Percent  on  Behalf of Another
                    Person.

                    Investment management clients of the Reporting Persons have the ultimate right to any dividends from Common Stock and the proceeds from the sale of Common Stock.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Hold-ing Company.

                    The  following  are  subsidiaries  of DBAG and/or DAMG which hold Common Stock included in the figures on the cover pages: Deutsche Asset Management Limited, Deutsche Asset Management (International) Limited, Deutsche Asset Management Investment Services Limited, Deutsche Investment Trust Management Limited, Deutsche Bank International Ltd., Morgan Grenfell & Co. Limited and Deutsche Bank AG London.

Item 8.             Identification and Classification of Members of the Group.

                    Not applicable.

Item 9.             Notice of Dissolution of Group.

                    Not applicable.

Item 10.            Certification.

                    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

                    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 2000



                                DEUTSCHE BANK AG



                                             By: /s/ Dr. Dieter Eisele
                                                --------------------------------
                                                Name:   Dr. Dieter Eisele
                                                Title:  Group Head of Compliance



                                             By: /s/ Dr. Rainer Grimberg
                                                --------------------------------
                                                Name:   Dr. Rainer Grimberg
                                                Title:  Vice President

                                                                      Exhibit 1

               Consent of Deutsche Asset Management Group Limited


                    The undersigned agrees that the Schedule 13G/A executed by Deutsche Bank AG to which this statement is attached as an exhibit is filed on behalf of Deutsche Bank AG and Deutsche Asset Management Group Limited pursuant to Rule 13d-1(k)(1) of the Securities Exchange Act of 1934.

Dated:  February 14, 2000



                                         DEUTSCHE ASSET MANAGEMENT GROUP LIMITED



                                         By: /s/ William Slattery
                                            ------------------------------
                                            Name:   William Slattery
                                            Title:  Head of Business Risk

                                                                       Exhibit 1

                  Consent of Deutsche Asset Management Limited


                    The undersigned agrees that the Schedule 13G/A executed by Deutsche Bank AG to which this statement is attached as an exhibit is filed on behalf of Deutsche Bank AG, Deutsche Asset Management Group Limited and Deutsche Asset Management Group Limited pursuant to Rule 13d-1(k)(1) of the Securities Exchange Act of 1934.

Dated:  February 14, 2000



                                 DEUTSCHE ASSET MANAGEMENT LIMITED



                                 By: /s/ William Slattery
                                    -----------------------------------
                                    Name:   William Slattery
                                    Title:  Head of Business Risk